NEWS

Charter Announces Second Quarter 2021 Results

Stamford, Connecticut - July 30, 2021 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2021.

Key highlights:

•Second quarter total residential and small and medium business ("SMB") customer relationships increased by 332,000. As of June 30, 2021, Charter served a total of 31.8 million residential and SMB customers, with 1.3 million net new customer relationships added over the last twelve months.

•Second quarter total residential and SMB Internet customers increased by 400,000. As of June 30, 2021, Charter served a total of 29.6 million residential and SMB Internet customers, with 1.5 million total Internet customers added over the last twelve months.

•Second quarter total residential and SMB mobile lines increased by 265,000. As of June 30, 2021, Charter served a total of 2.9 million mobile lines, with 1.2 million mobile lines added over the last twelve months.

•Second quarter revenue of $12.8 billion grew by 9.5% year-over-year, driven by residential revenue growth of 6.8%, mobile revenue growth of 67.5% and advertising sales revenue growth of 65.1%.

•Second quarter Adjusted EBITDA1 of $5.0 billion grew by 11.8% year-over-year.

•Net income attributable to Charter shareholders totaled $1.0 billion in the second quarter.

•Second quarter capital expenditures totaled $1.9 billion and included $124 million of mobile-related capital expenditures.

•Second quarter free cash flow1 of $2.1 billion grew by 10.8% year-over-year.

•During the second quarter, Charter purchased approximately 6.1 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $4.0 billion.

"Our operating strategy continues to deliver strong customer and financial growth despite an operating environment that has yet to return to normal," said Tom Rutledge, Chairman and CEO of Charter. "And the opportunity at Charter is what it has always been — to continue to create customer relationships with our high-quality connectivity services, delivering value for consumers and our shareholders over time."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2021 (a)	June 30, 2020 (a)	June 30, 2019 (a)
Footprint (b)
Estimated Passings	53,884	52,714	51,619

Customer Relationships (c)
Residential	29,660	28,496	26,755
SMB	2,104	1,980	1,902
Total Customer Relationships	31,764	30,476	28,657

Residential	299	751	164
SMB	33	4	39
Total Customer Relationships Quarterly Net Additions	332	755	203

Total Customer Relationship Penetration of Estimated Passings (d)	58.9%	57.8%	55.5%

Monthly Residential Revenue per Residential Customer (e)	$112.85	$110.82	$112.20
Monthly SMB Revenue per SMB Customer (f)	$166.28	$166.06	$170.42

Residential Customer Relationships Penetration
Single Play Penetration (g)	45.7%	44.0%	42.4%
Double Play Penetration (g)	32.7%	31.7%	28.8%
Triple Play Penetration (g)	21.6%	24.3%	28.8%

% Residential Non-Video Customer Relationships	48.0%	45.1%	40.9%

Internet
Residential	27,722	26,313	24,244
SMB	1,912	1,783	1,701
Total Internet Customers	29,634	28,096	25,945

Residential	365	842	221
SMB	35	8	37
Total Internet Quarterly Net Additions	400	850	258

Video
Residential	15,420	15,652	15,802
SMB	592	516	518
Total Video Customers	16,012	16,168	16,320

Residential	(63)	102	(150)
SMB	13	(8)	9
Total Video Quarterly Net Additions	(50)	94	(141)

Voice
Residential	9,014	9,398	9,808
SMB	1,259	1,169	1,097
Total Voice Customers	10,273	10,567	10,905

Residential	(99)	38	(207)
SMB	21	7	25
Total Voice Quarterly Net Additions	(78)	45	(182)

Mobile Lines (h)
Residential	2,855	1,672	518
SMB	85	25	—
Total Mobile Lines	2,940	1,697	518

Residential	250	313	208
SMB	15	12	—
Total Mobile Lines Quarterly Net Additions	265	325	208

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	280	270	258
Enterprise Quarterly Net Additions	4	1	5

Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the second quarter of 2021, Charter's residential customer relationships grew by 299,000, compared to growth of 751,000 in the second quarter of 2020 and 164,000 in the second quarter of 2019. As of June 30, 2021, Charter had 29.7 million residential customer relationships, with year-over-year growth of 1.2 million, or 4.1%.

Charter added 365,000 residential Internet customers during the second quarter of 2021, compared to 842,000 during the second quarter of 2020 and 221,000 during the second quarter of 2019. The lower net additions relative to 2020 was primarily a function of fewer selling opportunities in the second quarter of 2021 compared to elevated COVID-19 related sales volume in the prior year period, while the higher net additions relative to 2019 was primarily the result of lower churn. Currently, 200 Mbps is the minimum speed offered to new Spectrum Internet® customers in 85% of Charter's footprint, with 100 Mbps the minimum speed offered in the remainder of its footprint. As of June 30, 2021, over 70% of Internet customers subscribed to tiers that provided 200 Mbps or more of speed. Charter also offers Spectrum Internet Gig across its entire footprint. Charter's Advanced Home WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices, has been launched across more than 90% of Charter's footprint for new Internet connects.

Residential video customers decreased by 63,000 in the second quarter of 2021, compared to an increase of 102,000 in the second quarter of 2020 and a decrease of 150,000 in the second quarter of 2019. As of June 30, 2021, Charter had 15.4 million residential video customers.

During the second quarter of 2021, residential wireline voice customers declined by 99,000, compared to an increase of 38,000 in the second quarter of 2020 and a decline of 207,000 in the second quarter of 2019. As of June 30, 2021, Charter had 9.0 million residential wireline voice customers.

Second quarter 2021 residential revenue per residential customer (excluding mobile) totaled $112.85, and increased by 1.8% compared to the prior year period, given a one-time revenue write-down of $76 million in the prior year period for customers in the Keep Americans Connected ("KAC") program, bill credits provided in the prior year period as part of the Remote Education Offer, promotional rate step-ups and rate adjustments, partly offset by a higher mix of non-video customer relationships and a higher mix of lower priced video packages within Charter's video customer base.

SMB customer relationships grew by 33,000 in the second quarter of 2021, while second quarter 2020 and 2019 SMB customer relationships grew by 4,000 and 39,000, respectively. During the second quarter of 2021, enterprise PSUs grew by 4,000, compared to growth of 1,000 in the second quarter of 2020 and 5,000 in the second quarter of 2019.

During the second quarter of 2021, Charter added 265,000 mobile lines, compared to growth of 325,000 during the second quarter of 2020 and 208,000 during the second quarter of 2019. Spectrum MobileTM is available to all new and existing Spectrum Internet customers. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" or "By the Gig." All plans include 5G access, with no added taxes, fees or contracts.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,
	2021	2020	% Change
REVENUES:
Internet	$5,221	$4,530	15.2%
Video	4,378	4,371	0.2%
Voice	394	451	(12.7)%
Residential revenue	9,993	9,352	6.8%
Small and medium business	1,042	983	6.0%
Enterprise	636	606	5.1%
Commercial revenue	1,678	1,589	5.6%
Advertising sales	411	249	65.1%
Mobile	519	310	67.5%
Other	201	196	2.8%
Total Revenue	12,802	11,696	9.5%

COSTS AND EXPENSES:
Total operating costs and expenses	7,782	7,207	8.0%

Adjusted EBITDA	$5,020	$4,489	11.8%

Adjusted EBITDA margin	39.2%	38.4%

Capital Expenditures	$1,881	$1,877
% Total Revenue	14.7%	16.1%

Net income attributable to Charter shareholders	$1,020	$766
Earnings per common share attributable to Charter shareholders:
Basic	$5.48	$3.72
Diluted	$5.29	$3.63

Net cash flows from operating activities	$3,999	$3,529
Free cash flow	$2,068	$1,866

Revenues

Second quarter revenue increased by 9.5% year-over-year to $12.8 billion, driven primarily by growth in Internet, mobile and advertising sales revenues. Excluding advertising, revenue grew by 8.2% year-over-year.

Residential revenue totaled $10.0 billion in the second quarter, an increase of 6.8% year-over-year. The year-over-year revenue growth rate benefited in part from a revenue write-down of $76 million in the prior year period for customers in the KAC program.

Internet revenue grew by 15.2% year-over-year to $5.2 billion, driven by growth in Internet customers during the last year, promotional rate step-ups, rate adjustments, higher bundled revenue allocation and the aforementioned one-time revenue write-down in the prior year period for customers in the KAC program.

Video revenue totaled $4.4 billion in the second quarter, an increase of 0.2% compared to the prior year period, driven by promotional rate step-ups, rate adjustments and the aforementioned one-time revenue write-down in the prior year period for customers in the KAC program, partly offset by a higher mix of lower priced video packages within Charter's video customer base, lower bundled revenue allocation and a decline in video customers during the last year.

Voice revenue totaled $394 million in the second quarter, a decrease of 12.7% compared to the second quarter of 2020, driven by value-based pricing and a decline in wireline voice customers over the last twelve months.

Commercial revenue increased by 5.6% year-over-year to $1.7 billion, driven by SMB and enterprise revenue growth of 6.0% and 5.1% year-over-year, respectively. Second quarter 2021 SMB and enterprise revenue growth benefited from COVID-19 related impacts in the second quarter of 2020. Enterprise revenue growth was also impacted by lower cell tower backhaul revenue. Enterprise revenue excluding wholesale increased by 10.1% year-over-year, reflecting PSU growth and COVID-19 related impacts in the prior year period.

Second quarter advertising sales revenue of $411 million increased by 65.1% compared to the year-ago quarter, driven by higher local sales, advanced advertising revenue and national sales. The year-over-year growth in advertising sales revenue benefited from COVID-19 related impacts in the prior year period.

Second quarter mobile revenue totaled $519 million, an increase of 67.5% year-over-year, primarily driven by mobile line growth.

Other revenue totaled $201 million in the second quarter, an increase of 2.8% year-over-year.

Operating Costs and Expenses

Second quarter total operating costs and expenses increased by $575 million, or 8.0% year-over-year.

Second quarter programming costs increased by $105 million, or 3.6% as compared to the second quarter of 2020, reflecting contractual programming increases and renewals, partly offset by a higher mix of lower cost packages within Charter's video customer base, fewer video customers and lower pay-per-view expenses.

Regulatory, connectivity and produced content expenses increased by $180 million, or 36.9% year-over-year, primarily driven by higher sports rights costs given more games played in the second quarter of 2021 compared to second quarter 2020 as a result of COVID-19.

Costs to service customers decreased by $21 million, or 1.2% year-over-year, despite year-over-year residential and SMB customer growth of 4.2%. The year-over-year decrease in costs to service customers was primarily driven by lower transaction costs and lower bad debt partly driven by government stimulus packages, offset by previously announced wage increases for hourly field operations and call center employees as Charter meets its commitment to a minimum $20 per hour wage in 2022.

Marketing expenses increased by $22 million, or 3.1% year-over-year, driven by COVID-19 related impacts in the second quarter of 2020, including lower media placement rates and a payroll tax credit.

Second quarter mobile costs totaled $586 million, an increase of 42.0% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Other expenses increased by $116 million, or 13.5% as compared to the second quarter of 2020, primarily driven by higher corporate costs and advertising sales expense.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $5.0 billion grew by 11.8% year-over-year, reflecting growth in revenue and operating expenses of 9.5% and 8.0%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.0 billion in the second quarter of 2021, compared to $766 million in the second quarter of 2020. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, partly offset by other expenses, net, and higher income tax expense.

Net income per basic common share attributable to Charter shareholders totaled $5.48 in the second quarter of 2021 compared to $3.72 during the same period last year. The increase was primarily the result of the factors described above in addition to a 9.7% decrease in basic weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $1.9 billion in the second quarter of 2021, consistent with the second quarter of 2020, with an increase in scalable infrastructure offset by a decline in customer premise equipment ("CPE"). The year-over-year increase in scalable infrastructure spending was primarily related to augmentation of network capacity for customer growth and usage, with incremental spending to reclaim network headroom maintained prior to COVID-19. The decrease in CPE spending was due to lower Internet CPE purchases given elevated sales volume in the prior year period. Second quarter capital expenditures included $124 million of mobile costs, most of which related to retail stores and IT systems, and were included in support capital.

Charter currently expects 2021 cable capital expenditures, excluding Rural Digital Opportunity Fund investments, to be relatively consistent as a percentage of cable revenue versus 2020.

Cash Flow and Free Cash Flow

During the second quarter of 2021, net cash flows from operating activities totaled $4.0 billion, compared to $3.5 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA.

Free cash flow in the second quarter of 2021 totaled $2.1 billion, compared to $1.9 billion during the same period last year. The year-over-year increase in free cash flow was driven by an increase in net cash flows from operating activities, partly offset by a decrease in accrued expenses related to capital expenditures.

Liquidity & Financing

As of June 30, 2021, total principal amount of debt was $87.5 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $1.7 billion cash position.

In April 2021, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. jointly issued $1.0 billion of 4.500% senior unsecured notes due 2033 at par, and in June 2021, CCO Holdings issued an additional $750 million of the same series of notes priced at 99.250% of the aggregate principal amount. The net proceeds were used for general corporate purposes, including to fund buybacks of Charter Class A common stock and Charter Holdings common units, to repay certain indebtedness and to pay related fees and expenses.

In June 2021, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. issued an additional $1.4 billion of 3.900% senior notes due 2052 priced at 95.578% of the aggregate principal amount and $1.4 billion of 4.400% senior notes due 2061 priced at 99.906% of the aggregate principal amount. Net proceeds were used to pay related fees and expenses and for general corporate purposes, including funding buybacks of Charter Class A common stock and Charter Holdings common units as well as repaying certain indebtedness, including $500 million of CCO Holdings' 5.750% notes due February 2026, $800 million of CCO Holdings' 5.875% notes due May 2027, and in July 2021, $1.0 billion of Time Warner Cable, LLC's 4.000% notes due September 2021.

Conversion of Preferred Partnership Units

On June 18, 2021, Charter caused the conversion of all 25 million Charter Holdings convertible preferred units owned by Advance/Newhouse Partnership ("A/N") into Charter Holdings common units. Each preferred unit was converted into 0.37334 Charter Holdings common units, based on a conversion feature as defined in the Limited Liability Company Agreement of Charter Holdings, resulting in the issuance of a total of 9.3 million common units to A/N.

Share Repurchases

During the three months ended June 30, 2021, Charter purchased approximately 6.1 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.0 billion.

Conference Call

Charter will host a conference call on Friday, July 30, 2021 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Events & Webcasts" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 8277222.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on August 26, 2021. The conference ID code for the replay is 8277222.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2021, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $365 million and $642 million for the three and six months ended June 30, 2021, respectively, and $308 million and $619 million for the three and six months ended June 30, 2020, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors at reasonable costs;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
REVENUES:
Internet	$5,221	$4,530	15.2%	$10,307	$8,937	15.3%
Video	4,378	4,371	0.2%	8,722	8,793	(0.8)%
Voice	394	451	(12.7)%	793	908	(12.7)%
Residential revenue	9,993	9,352	6.8%	19,822	18,638	6.3%
Small and medium business	1,042	983	6.0%	2,054	1,979	3.8%
Enterprise	636	606	5.1%	1,274	1,228	3.8%
Commercial revenue	1,678	1,589	5.6%	3,328	3,207	3.8%
Advertising sales	411	249	65.1%	755	614	23.0%
Mobile	519	310	67.5%	1,011	568	78.0%
Other	201	196	2.8%	408	407	0.3%
Total Revenue	12,802	11,696	9.5%	25,324	23,434	8.1%
COSTS AND EXPENSES:
Programming	2,978	2,873	3.6%	5,966	5,765	3.5%
Regulatory, connectivity and produced content	668	488	36.9%	1,268	1,039	22.0%
Costs to service customers	1,827	1,848	(1.2)%	3,631	3,696	(1.8)%
Marketing	741	719	3.1%	1,492	1,485	0.5%
Mobile	586	413	42.0%	1,158	787	47.2%
Other expense	982	866	13.5%	1,844	1,777	3.8%
Total operating costs and expenses (exclusive of items shown separately below)	7,782	7,207	8.0%	15,359	14,549	5.6%
Adjusted EBITDA	5,020	4,489	11.8%	9,965	8,885	12.2%
Adjusted EBITDA margin	39.2%	38.4%		39.4%	37.9%
Depreciation and amortization	2,354	2,428		4,795	4,925
Stock compensation expense	100	90		234	180
Other operating (income) expenses, net	(9)	2		293	9
Income from operations	2,575	1,969		4,643	3,771
OTHER INCOME (EXPENSES):
Interest expense, net	(1,004)	(957)		(1,987)	(1,937)
Other income (expenses), net	(132)	30		(80)	(296)
	(1,136)	(927)		(2,067)	(2,233)
Income before income taxes	1,439	1,042		2,576	1,538
Income tax expense	(281)	(166)		(497)	(195)
Consolidated net income	1,158	876		2,079	1,343
Less: Net income attributable to noncontrolling interests	(138)	(110)		(252)	(181)
Net income attributable to Charter shareholders	$1,020	$766		$1,827	$1,162

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$5.48	$3.72		$9.69	$5.62
Diluted	$5.29	$3.63		$9.37	$5.48
Weighted average common shares outstanding, basic	185,916,505	205,777,438		188,645,356	206,804,371
Weighted average common shares outstanding, diluted	199,077,390	210,906,946		202,458,265	212,158,218

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Second Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2021	2020
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$1,711	$1,001
Accounts receivable, net	2,583	2,539
Prepaid expenses and other current assets	388	369
Total current assets	4,682	3,909

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,206	34,357
Customer relationships, net	4,787	5,615
Franchises	67,322	67,322
Goodwill	29,554	29,554
Total investment in cable properties, net	135,869	136,848

OTHER NONCURRENT ASSETS	3,475	3,449

Total assets	$144,026	$144,206

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$9,036	$8,867
Current portion of long-term debt	1,002	1,008
Total current liabilities	10,038	9,875

LONG-TERM DEBT	86,962	81,744
DEFERRED INCOME TAXES	18,678	18,108
OTHER LONG-TERM LIABILITIES	4,262	4,198

SHAREHOLDERS' EQUITY:
Controlling interest	19,342	23,805
Noncontrolling interests	4,744	6,476
Total shareholders' equity	24,086	30,281

Total liabilities and shareholders' equity	$144,026	$144,206

Addendum to Charter Communications, Inc. Second Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,158	$876	$2,079	$1,343
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,354	2,428	4,795	4,925
Stock compensation expense	100	90	234	180
Noncash interest income, net	(8)	(9)	(15)	(21)
Deferred income taxes	215	115	371	101
Other, net	129	(36)	124	279
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(188)	71	(44)	170
Prepaid expenses and other assets	69	(34)	(113)	(101)
Accounts payable, accrued liabilities and other	170	28	319	(127)
Net cash flows from operating activities	3,999	3,529	7,750	6,749

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,881)	(1,877)	(3,702)	(3,338)
Change in accrued expenses related to capital expenditures	(50)	214	(125)	(174)
Real estate investments through variable interest entities	(73)	(43)	(123)	(81)
Other, net	(12)	(45)	(22)	(8)
Net cash flows from investing activities	(2,016)	(1,751)	(3,972)	(3,601)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,669	2,983	10,958	7,322
Repayments of long-term debt	(2,595)	(4,303)	(5,759)	(7,892)
Payments for debt issuance costs	(36)	(21)	(58)	(62)
Issuance of equity	—	—	—	23
Purchase of treasury stock	(3,516)	(1,155)	(7,168)	(3,507)
Proceeds from exercise of stock options	17	28	26	121
Purchase of noncontrolling interest	(583)	(125)	(1,090)	(518)
Distributions to noncontrolling interest	(32)	(38)	(71)	(77)
Borrowings for real estate investments through variable interest entities	73	20	123	20
Other, net	(41)	(1)	(29)	(25)
Net cash flows from financing activities	(1,044)	(2,612)	(3,068)	(4,595)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	939	(834)	710	(1,447)
CASH AND CASH EQUIVALENTS, beginning of period	772	2,936	1,001	3,549
CASH AND CASH EQUIVALENTS, end of period	$1,711	$2,102	$1,711	$2,102

CASH PAID FOR INTEREST	$979	$935	$1,996	$1,985
CASH PAID FOR TAXES	$49	$31	$69	$50

Addendum to Charter Communications, Inc. Second Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2021 (a)	June 30, 2020 (a)	June 30, 2019 (a)
Footprint (b)
Estimated Passings	53,884	52,714	51,619

Customer Relationships (c)
Residential	29,660	28,496	26,755
SMB	2,104	1,980	1,902
Total Customer Relationships	31,764	30,476	28,657

Residential	299	751	164
SMB	33	4	39
Total Customer Relationships Quarterly Net Additions	332	755	203

Total Customer Relationship Penetration of Estimated Passings (d)	58.9%	57.8%	55.5%

Monthly Residential Revenue per Residential Customer (e)	$112.85	$110.82	$112.20
Monthly SMB Revenue per SMB Customer (f)	$166.28	$166.06	$170.42

Residential Customer Relationships Penetration
Single Play Penetration (g)	45.7%	44.0%	42.4%
Double Play Penetration (g)	32.7%	31.7%	28.8%
Triple Play Penetration (g)	21.6%	24.3%	28.8%

% Residential Non-Video Customer Relationships	48.0%	45.1%	40.9%

Internet
Residential	27,722	26,313	24,244
SMB	1,912	1,783	1,701
Total Internet Customers	29,634	28,096	25,945

Residential	365	842	221
SMB	35	8	37
Total Internet Quarterly Net Additions	400	850	258

Video
Residential	15,420	15,652	15,802
SMB	592	516	518
Total Video Customers	16,012	16,168	16,320

Residential	(63)	102	(150)
SMB	13	(8)	9
Total Video Quarterly Net Additions	(50)	94	(141)

Voice
Residential	9,014	9,398	9,808
SMB	1,259	1,169	1,097
Total Voice Customers	10,273	10,567	10,905

Residential	(99)	38	(207)
SMB	21	7	25
Total Voice Quarterly Net Additions	(78)	45	(182)

Mobile Lines (h)
Residential	2,855	1,672	518
SMB	85	25	—
Total Mobile Lines	2,940	1,697	518

Residential	250	313	208
SMB	15	12	—
Total Mobile Lines Quarterly Net Additions	265	325	208

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	280	270	258
Enterprise Quarterly Net Additions	4	1	5

Addendum to Charter Communications, Inc. Second Quarter 2021 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2021, June 30, 2020 and June 30, 2019, customers included approximately 201,100, 124,500 and 152,900 customers, respectively, whose accounts were over 60 days past due, approximately 37,700, 18,400 and 13,800 customers, respectively, whose accounts were over 90 days past due and approximately 30,900, 10,400 and 15,800 customers, respectively, whose accounts were over 120 days past due. Included in the June 30, 2021 aging statistics are approximately 73,500 residential customers that would have been disconnected under our normal collection policies, but were not due to certain state mandates in place.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)
Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Second Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income attributable to Charter shareholders	$1,020	$766	$1,827	$1,162
Plus: Net income attributable to noncontrolling interest	138	110	252	181
Interest expense, net	1,004	957	1,987	1,937
Income tax expense	281	166	497	195
Depreciation and amortization	2,354	2,428	4,795	4,925
Stock compensation expense	100	90	234	180
Other (income) expenses, net	123	(28)	373	305
Adjusted EBITDA (a)	$5,020	$4,489	$9,965	$8,885

Net cash flows from operating activities	$3,999	$3,529	$7,750	$6,749
Less: Purchases of property, plant and equipment	(1,881)	(1,877)	(3,702)	(3,338)
Change in accrued expenses related to capital expenditures	(50)	214	(125)	(174)
Free cash flow	$2,068	$1,866	$3,923	$3,237

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2021 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Customer premise equipment (a)	$494	$518	$983	$981
Scalable infrastructure (b)	437	385	848	555
Line extensions (c)	400	422	799	765
Upgrade/rebuild (d)	161	155	306	284
Support capital (e)	389	397	766	753
Total capital expenditures	$1,881	$1,877	$3,702	$3,338

Capital expenditures included in total related to:
Commercial services	$397	$323	$730	$584
Mobile	$124	$125	$236	$212

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Second Quarter 2021 Earnings Release